Exhibit 99.5

THIRD JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing of a statement on Schedule 13D (including amendments thereto) with respect to the Common Shares of West Fraser Timber Co. Ltd., a British Columbia corporation, and further agree that this Third Joint Filing Agreement be included as an Exhibit thereto. In evidence thereof, the undersigned, being duly authorized, have executed this Joint Filing Agreement this 20th day of June, 2023.

BANASINO INVESTMENTS S.À R.L.

By:	/s/ Spyridon Gaitanos
Name:	Spyridon Gaitanos
Title:	Director

By:	/s/ Alexander Gambroudes
Name:	Alexander Gambroudes
Title:	Director

LUDA STIFTUNG

By:	/s/ Michael Kranz
Name:	Michael Kranz
Title:	Attorney-in-Fact

BANASINO INVESTMENTS LIMITED

By:	/s/ Michael Ioannou
Name:	Michael Ioannou
Title:	Director

By:	/s/ Lambros George Hajigeorghi
Name:	Lambros George Hajigeorghi
Title:	Director